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                                                                    EXHIBIT 23.3


Independent Auditors' Consent
-----------------------------

The Board of Directors
Rogue Wave Software, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of Quovadx, Inc. of our report dated October 31, 2002, with respect to the consolidated balance sheets of Rogue Wave Software, Inc. as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the 2002 annual report on Form 10-K of Rogue Wave Software, Inc.


/s/ KPMG LLP
Boulder, Colorado
November 10, 2003